Exhibit 99.1

April 17, 2009

A. O. Smith reports first quarter earnings of $8.7 million, $.29 per share; modifies 2009 guidance to $1.80 and $2.10 per share

Milwaukee, Wis.—Citing a substantial decline in its end market demand, A. O. Smith Corporation (NYSE:AOS) today announced first quarter earnings of $8.7 million or $.29 per share, compared with $21.9 million or $.72 per share last year.

Sales for the three-month period ended March 31 were $481.6 million, approximately 16 percent lower than first quarter 2008 sales of $571.4 million.

“The market trends we experienced in the fourth quarter carried over into the first quarter of this year,” Chairman and Chief Executive Officer Paul W. Jones said. “The latest data indicate the housing contraction will be deeper and longer than last year, affecting a number of important electric motor market segments as well as our residential water heater market. In addition, the weakness in commercial construction that we saw materializing in the fourth quarter has continued into this year.”

“Faced with inventory destocking during the prolonged recession and no sign of the normal seasonal inventory build in our selling channels, we are adjusting the company’s earnings outlook for the year to $1.80 to $2.10 per share,” Jones said. “Despite the weak market conditions, the company’s balance sheet remains strong, and our cash conservation programs are bearing results. In the first quarter, our cash flow from operations was $6.0 million, a $20.9 million swing from the $14.9 million cash used in last year’s first quarter. We were able to accomplish this despite the fact that earnings were $13.2 million lower than a year ago.”

“Our operating units have aggressively reduced costs in response to the global recession and have programs to decrease inventories worldwide, postpone or reduce capital expenditures, and reduce overall expenses,” Jones continued. “I am confident the company will manage its way through these economic challenges, by maintaining substantial profitability and continuing to expand our new product development.”

Water Products

Water Products’ first quarter sales of $339.0 million were approximately four percent lower than first quarter 2008 sales of $352.1 million. Lower sales of residential and commercial water heaters in North America, combined with lower sales in China, more than offset price increases related to higher steel costs.

Operating profit decreased 19 percent to $29.1 million due to the lower volumes. Operating margin decreased to 8.6 percent compared with 10.2 percent in last year’s first quarter.

Electrical Products

Electrical Products’ first quarter sales decreased approximately 35 percent to $143.6 million, as the weak residential and commercial construction markets and customer inventory reduction actions adversely impacted electric motor sales.

In the first quarter of 2009, Electrical Products lost $3.1 million compared with first quarter 2008 earnings of $11.1 million, as the company faced significant volume declines in its end markets. The impact of the volume declines more than offset the $5 million in cost savings achieved from product repositioning activities during the quarter.

Outlook

“OEM motor customers are forecasting anywhere from 20 to 30 percent year over year volume declines in 2009, and we are aligning our cost structure with this lower level of market demand,” Jones commented. “Since the beginning of the year, we have significantly reduced our hourly and salaried workforce around the world. And we have and will continue to implement significant cost reduction programs.”

“As a result of weak demand and the prolonged and severe housing slump, we are reducing our annual guidance to between $1.80 and $2.10 per share,” Jones said. “But, we are optimistic that we will still generate $140 to $150 million in operating cash flow this year, despite our lower earnings outlook and higher pension plan payments.”

“And, we see some optimistic signs in our major markets. Replacement demand for residential and commercial water heaters is holding up at expected levels, and we still expect to see the $15.0 million in incremental cost savings from Electrical Products’

restructuring initiatives. Our priorities in 2009 will be to conserve cash while making the necessary investments to maintain our competitive position and high level of service to our customers. This will include moving forward with our water heater venture and facility in India, developing the high efficiency products the market will need, and focusing on renewable technologies.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; a further slowdown in the Chinese economy; expected restructuring savings realized; further adverse changes in customer liquidity and general economic and capital market conditions; any failures to realize the anticipated benefits of the proposed Smith Investment transaction; or the ability to obtain regulatory approvals for the Smith Investment transaction.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2008 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2009	2008
Net sales	$481.6	$571.4
Cost of products sold	380.2	438.8

Gross profit	101.4	132.6

Selling, general and administrative	84.5	93.8
Restructuring and other charges	1.4	3.8
Interest expense	3.2	5.4
Other expense / (income)	0.8	(0.1)

	11.5	29.7
Tax provision	2.7	7.7

Earnings before equity loss in joint venture	8.8	22.0
Equity loss in joint venture	(0.1)	(0.1)

Net Earnings	$8.7	$21.9

Diluted Earnings Per Share of Common Stock	$0.29	$0.72

Average Common Shares Outstanding (000’s omitted)	30,273	30,221

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	March 31 2009	December 31 2008
ASSETS:
Cash and cash equivalents	$44.7	$29.4
Receivables	357.6	363.5
Inventories	259.6	282.0
Deferred income taxes	51.5	63.2
Other current assets	23.5	43.2

Total Current Assets	736.9	781.3

Net property, plant and equipment	415.0	418.9
Goodwill and other intangibles	580.2	583.4
Deferred income taxes	48.1	49.8
Other assets	39.7	50.5

Total Assets	$1,819.9	$1,883.9

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$225.1	$274.7
Accrued payroll and benefits	30.5	43.8
Product warranties	37.8	40.2
Long-term debt due within one year	17.5	17.5
Derivative contracts liability	42.3	73.0
Other current liabilities	53.2	55.8

Total Current Liabilities	406.4	505.0

Long-term debt	334.1	317.3
Other liabilities	151.2	156.5
Pension liabilities	266.3	264.0
Stockholders’ equity	661.9	641.1

Total Liabilities and Stockholders’ Equity	$1,819.9	$1,883.9

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2009	2008
Operating Activities
Net Earnings	$8.7	$21.9

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.4	16.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(20.5)	(52.6)
Noncurrent assets and liabilities	1.7	(2.4)
Other	(0.3)	1.3

Cash Provided by (Used in) Operating Activities	6.0	(14.9)

Investing Activities
Capital expenditures	(12.5)	(9.8)
Proceeds from sale of restricted marketable securities	7.5	—

Cash Used in Investing Activities	(5.0)	(9.8)

Financing Activities
Long-term debt incurred	26.5	41.6
Long-term debt repaid	(6.5)	(2.1)
Dividends paid	(5.7)	(5.4)

Cash Provided by Financing Activities	14.3	34.1

Net increase in cash and cash equivalents	15.3	9.4
Cash and cash equivalents - beginning of period	29.4	37.2

Cash and Cash Equivalents - End of Period	$44.7	$46.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2009	2008
Net sales
Water Products	$339.0	$352.1
Electrical Products	143.6	220.5
Inter-Segment Sales	(1.0)	(1.2)

	$481.6	$571.4

Operating earnings
Water Products (1)	$29.1	$35.9
Electrical Products (2)	(3.1)	11.1
Inter-Segment earnings	(0.1)	(0.1)

	25.9	46.9

Corporate expenses (3)	(11.3)	(11.9)
Interest expense	(3.2)	(5.4)

Earnings before income taxes	11.4	29.6

Tax provision	2.7	7.7

Net Earnings	$8.7	$21.9

(1) includes equity loss in joint venture of:	$(0.1)	$(0.1)

(2) includes pretax restructuring and other charges of:	$0.5	$3.8

(3) includes pretax restructuring sand other charges of:	$0.9	$—